UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

C&J Energy Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-4808566
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3990 Rogerdale Rd.

Houston, Texas 77042

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.01 per share	The New York Stock Exchange
Rights to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A is being filed in connection with C&J Energy Services, Inc., a Delaware corporation (the “Registrant”), transferring the listing of (i) its common stock, par value of $0.01 per share (the “Common Stock”), and (ii) the associated rights to purchase one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “Rights”), of the Registrant, from the NYSE MKT to the New York Stock Exchange (the “NYSE”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

The Common Stock and associated Rights are expected to be listed on the NYSE and to trade thereon on or around April 12, 2017 under the trading symbol “CJ.” The Registrant is voluntarily delisting its Common Stock and associated Rights from the NYSE MKT as of the close of business on or around April 12, 2017. Until that time, the Registrant’s Common Stock and associated Rights will continue to trade on the NYSE MKT.

The description of the Common Stock and associated Rights is incorporated herein by reference to the information set forth under “Item 1. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 8-A (File No. 001-38023) as filed with the Securities and Exchange Commission on March 3, 2017, as may be amended from time to time. This description, together with any amendments, prospectuses, or reports filed for the purpose of updating such descriptions, is incorporated herein by reference.

Item 2.	Exhibits.

The exhibits listed on the Exhibit Index attached hereto are hereby incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

C&J Energy Services, Inc.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

Date: April 7, 2017

EXHIBIT INDEX

Exhibit Number	Name of Exhibit

3.1	Amended and Restated Certificate of Incorporation of C&J Energy Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

3.2	Bylaws of C&J Energy Services, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

4.1	Stockholders Agreement, dated as of January 6, 2017, by and among C&J Energy Services, Inc. and the parties thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

4.2	Amendment No. 1 to Stockholders Agreement, dated as of February 27, 2017, by and among C&J Energy Services, Inc. and the parties thereto. (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 2, 2017 (File No. 000-55404).

4.3	Registration Rights Agreement, dated as of January 6, 2017, by and among C&J Energy Services, Inc. and the parties thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 6, 2017 (File No. 000-55404)).

4.4	Rights Agreement, dated as of January 6, 2017, between C&J Energy Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation of Series A Participating Cumulative Preferred Stock of C&J Energy Services, Inc. as Exhibit A, the Summary of Terms of Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 9, 2017 (File No. 000-55404)).